Exhibit (d)(2)

T094(E)	BILATERAL CDA BOTH PARTIES DISCLOSING

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (hereinafter referred to as the “Agreement”) shall be effective as of the 6th day of May, 2014 (hereinafter referred to as the “Effective Date”) and is entered into by and between

Vifor Fresenius Medical Care Renal Pharma Ltd., Rechenstrasse 37, 9001 St. Gallen, Switzerland (“Vifor”)

and

Relypsa, Inc., 700 Saginaw Drive, Redwood City, CA 94063, USA (“Relypsa”)

Whereas, the parties have expressed an interest in evaluating the feasibility of a possible future business or scientific relationship between themselves and such evaluation will include both parties disclosing certain proprietary information relating to Relypsa’s Patiromer (RLY5016) (the “Purpose of this Agreement”).

In order to permit such an evaluation to take place and to set forth a clear understanding of the parties’ mutual rights and obligations with regard to disclosures during any such evaluation, the parties agree as follows:

1.	For the purposes of this Agreement the below terms shall have the meaning as follows:

(i)	“Affiliates” of a party shall mean any legal entity controlling, controlled by or under common control with such party. “Control” means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of a party.

(ii)	“Disclosing Party” shall mean the party disclosing Confidential Information.

(iii)	“Receiving Party” shall mean the party receiving Confidential Information.

2.	The term “Confidential Information” comprises, without limitation

(i)	any information relating to Disclosing Party’s and its Affiliates’ business affairs, finances or commercial interests which is disclosed pursuant to this Agreement;

(ii)

any technical and other information, including without limitation, concepts, discoveries, data, designs, formulae, ideas, inventions, know-how, patents, patent applications, physical, chemical or biological materials and techniques for their handling and use, schematics, drawings, designs, methods, models, assays, research and development plans, product plans, product ideas, business strategies, marketing or business plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities;

(iii)	any rights including trade secrets, copyright, database or design rights protecting Confidential Information;

(iv)	the existence and terms of this Agreement and the occurrence of discussions between the parties as well as any proposals relating to the Purpose of this Agreement;

(v)	all information which is derived from any Confidential Information as defined herein;

whether disclosed directly or indirectly, in writing, orally, electronically or by inspection of tangible objects, provided always that disclosures (i) are identified by Disclosing Party at the time of disclosure as being of a confidential nature or (ii) are marked “Confidential”, or (iii) would lead a reasonable person, under the circumstances, to understand that such information is confidential or proprietary in nature.

3.	Receiving Party will maintain the Confidential Information that it received from Disclosing Party in confidence. Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the Disclosing Party. Without limiting the foregoing, the Receiving Party shall take at least those measures that it takes to protect its own most highly confidential information to protect Confidential Information of the Disclosing Party.

4.	Receiving Party will use the Confidential Information it received from Disclosing Party only for the Purpose of this Agreement and will disclose such Confidential Information only on a strict need-to-know basis to such of its directors, officers, employees, Affiliates, consultants and advisors (“Representatives”) who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein. Receiving Party shall be liable for its Representatives as if their activities in relation to the Confidential Information were carried out by itself. Receiving Party shall not file any patent application containing any claim, the subject matter of which is derived from the Confidential Information nor shall the Receiving Party acquire, offer to acquire, agree to acquire or solicit, by purchase or otherwise, any voting securities issued by Disclosing Party based on knowing the Confidential Information.

5.	Receiving Party acknowledges and agrees that all right, title and interest in and to the Confidential Information shall be retained by Disclosing Party.

6.	Receiving Party’s obligation of confidence and limitation upon use shall not apply to information that Receiving Party can demonstrate:

(i)	is or becomes generally available to the public otherwise than by reason of breach by Receiving Party or any of its Representatives of the provisions of this Agreement or other fault of Receiving Party or any of its Representatives;

(ii)	was known to Receiving Party as evidenced by its written records and is at its free disposal

(iii)	was generated independently by it or a third party, in circumstances where it has not been derived directly or indirectly from Disclosing Party, or derived from the use of or reliance upon Disclosing Party’s Confidential Information, as evidenced by Receiving Party’s written records;

(iv)	is subsequently disclosed to Receiving Party without obligation of confidence by a third party not bound by any obligation of confidentiality with respect to such Confidential Information;

(v)	is required by law or a valid court order to be disclosed but then only when prompt notice of this requirement has been given to Disclosing Party so that it may seek appropriate relief to prevent or limit such disclosure provided always that any disclosure shall be only to the extent so required and shall be subject to prior consultation with Disclosing Party with a view to agreeing timing and content of such disclosure and provided that such information shall remain subject to the terms of this Agreement for all other purposes.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of Receiving Party.

7.	Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information or any other breach of this Agreement by Receiving Party or its Representatives, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use. At Disclosing Party’s request, Receiving Party will use reasonable efforts to enforce the confidentiality obligations of this Agreement against its Representatives during and after the term of their employment or engagement.

8.	Receiving Party shall not copy or duplicate or otherwise replicate any materials containing Confidential Information, except as necessary to accomplish the Purpose of this Agreement. To the extent practicable, the Receiving Party shall reproduce the Disclosing Party’s proprietary rights notices on any copies it makes of the Disclosing Party’s Confidential Information, in the same manner in which such notices were set forth in or on the original.

9.	All Confidential Information provided by Disclosing Party under this Agreement is provided in good faith “AS IS” and without any warranty or representation, express, implied or otherwise, regarding its accuracy or performance. Neither Disclosing Party nor any of its Representatives shall have any liability to Receiving Party, its Representatives, or any other person of any nature or kind whatsoever, directly or indirectly, resulting from or arising out of the furnishing to Receiving Party or the use made by Receiving Party or its Representatives of any of Disclosing Party’s Confidential Information. Neither party may rely to their detriment on the completeness or accuracy of the Confidential Information of the other party.

10.	This Agreement shall remain in force for a period of one (1) year from the Effective Date. Either Party may terminate this Agreement earlier with thirty (30) days prior written notice to the other Party. The obligations of confidence and limitations upon use of the Disclosing Party’s Confidential Information received hereunder shall apply for the duration of this Agreement and a period of ten (10) years after its expiry or termination.

11.	Upon completion of the Purpose of this Agreement or upon the expiry of this Agreement and in the absence of any further written agreement between the parties, Receiving Party shall cease all use of Disclosing Party’s Confidential Information. Receiving Party further agrees that it shall

(i)	return to Disclosing Party all physical copies of Disclosing Party’s Confidential Information, including reproductions or extracts thereof; and

(ii)	destroy any and all (i) electronic copies of Disclosing Party’s Confidential Information and (ii) all notes (including electronic copies thereof) prepared by Receiving Party or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by Receiving Party or any of its Representatives;

(iii)	except that Receiving Party may retain one copy of Disclosing Party’s Confidential Information as may be required by law or for the sole purpose of determining Receiving Party’s continuing obligations hereunder or as saved in Receiving Party’s internal IT backup system, subject to Receiving Party’s ongoing compliance with the confidentiality and non-use obligations set forth herein regarding such retained Confidential Information.

12.	Receiving Party acknowledges and agrees that Disclosing Party may be irreparably damaged if any provision of this Agreement is not complied with. Accordingly, notwithstanding any other provision of this Agreement, Disclosing Party will be entitled to apply for injunctions and/or specific performance to prevent breaches of any of the provisions of this Agreement, without showing or proving any actual or threatened damage, notwithstanding any rule of law or equity to the contrary, and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which Disclosing Party may be entitled at law or in equity.

13.	The parties’ rights and obligations under this Agreement will be binding and enure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding the foregoing, neither party shall be permitted to assign any of its rights or obligations under this Agreement to a third party without the other party’s prior written consent.

14.	If any term or provision of this Agreement shall be deemed to be invalid or unenforceable to any extent or in any application by a court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect, and in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

15.	It is understood that no contract or agreement providing for any right of negotiation shall be deemed to exist between Disclosing Party and Receiving Party as of the Effective Date and that nothing contained in this Agreement shall be construed by implication or otherwise as: (i) an obligation to enter into any further agreement relating to the Confidential Information; or (ii) the grant of a licence to Receiving Party to use the Confidential Information or intellectual property other than for the Purpose of this Agreement; or (iii) having transferred title to any of Disclosing Party’s Confidential Information or intellectual property to Receiving Party.

16.	This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.

17.	None of the terms of this Agreement shall be amended or modified except in writing signed by both parties.

18.	This Agreement shall be governed by and construed in accordance with the laws of United Kingdom. The courts of London, United Kingdom shall have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. A facsimile, PDF or any other type of copy of an executed version of this Agreement signed by a Party is binding upon the signing Party to the same extent as the original of the signed Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed in 2 (two) copies.

Signed for and on behalf of Relypsa, Inc.

/s/ John A. Orwin	/s/ Ronald A. Krasnow
Print name: John A. Orwin	Print name: Ronald A. Krasnow
Title: President and CEO	Title: General Counsel, SVP
Date: May 15, 2015	Date: May 15, 2014

Signed for and on behalf of Vifor Fresenius Medical Care Renal Pharma Ltd.

/s/ Marcus Uracht	/s/ Dr. Chris Springer
Print name: Marcus Uracht	Print name: Dr. Chris Springer
Title: CFO	Title: Deputy CEO
Date: May 3, 2014	Date: May 9, 2014